UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2004

Yahoo! Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-28018	77-0398689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 First Avenue, Sunnyvale, California		94089
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 349-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                       Appointment of Principal Officer

(c)                                  On December 16, 2004, the Board of Directors of the Company appointed Michael Murray, the Company’s Senior Vice President of Finance, as the principal accounting officer of the Company.

Mr. Murray (age 48), joined the Company as Senior Vice President of Finance on October 29, 2004.  Prior to joining the Company, Mr. Murray held several positions with Sun Microsystems, Inc., including Vice President, Global Financial Services and Treasurer from July 2002, Treasurer from July 2001 to June 2002 and Vice President Finance, Sun Services from April 1998 to July 2001.

Under the terms of the Company’s offer letter to Mr. Murray, which was approved by the Company’s Compensation Committee as of October 29, 2004, Mr. Murray’s initial base salary is $325,000 per year and is subject to annual review.  Mr. Murray is guaranteed a bonus of $32,500 for 2004.  Beginning in 2005, Mr. Murray will be eligible to participate in the Company’s Executive Incentive Program.  Mr. Murray is guaranteed 100% of his target incentive of $130,000 under the plan for 2005.

Pursuant to the terms of the offer letter, on October 29, 2004, the Company granted Mr. Murray an option to purchase 100,000 shares of the Company’s Common Stock under the Company’s 1995 Stock Option Plan, as amended (the “Plan”), at an exercise price of $36.19 per share, which was the fair market value of the Company’s Common Stock on such date.  Twenty-five percent of the options will vest after one year of employment, and the remaining 75% will vest in equal quarterly installments over the next three years.  Mr. Murray also received 15,000 shares of restricted Common Stock under the Plan, which will become non-forfeitable on October 29, 2007, provided that Mr. Murray remains employed by the Company as of such date.  The terms of the offer letter also entitle Mr. Murray to receive relocation assistance in accordance with the Company’s customary relocation assistance guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC.

Date: December 21, 2004	By:	/s/ Michael J. Callahan
	Name:	Michael J. Callahan
	Title:	Senior Vice President, General Counsel and Secretary